Exhibit 99.1

Universal Logistics Holdings Tops Previous Record-Setting Results in the Third Quarter 2022; Declares Dividend

-	Third Quarter 2022 Operating Revenues: $505.7 million, 13.5% increase
-	Third Quarter 2022 Operating Income: $69.8 million, 13.8% operating margin
-	Third Quarter 2022 Earnings Per Share: $1.84 per share
-	Declares Quarterly Dividend: $0.105 per share

Warren, MI – October 27, 2022 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported consolidated third quarter 2022 net income of $48.5 million, or $1.84 per basic and diluted share, on total operating revenues of $505.7 million. This compares to net income of $10.3 million, or $0.38 per basic and diluted share, during third quarter 2021 on total operating revenues of $445.6 million. Universal’s third quarter 2022 financial results are its best ever third-quarter results, and once again set new all-time record highs for total operating income and earnings per share, exceeding records set in each of the previous two quarters.

In the third quarter 2022, Universal’s operating income increased $53.1 million to $69.8 million compared to operating income of $16.7 million in the third quarter one year earlier. Included in third quarter 2021 results were $12.9 million of pre-tax charges resulting from $7.1 million in program launch losses and an additional $5.8 million of legal charges. As a percentage of operating revenue, operating margin for the third quarter 2022 was 13.8% compared to 3.8% during the same period last year. EBITDA, a non-GAAP measure, increased $51.3 million during the third quarter 2022 to $84.4 million, compared to $33.1 million one year earlier. As a percentage of operating revenue, EBITDA margin for the third quarter 2022 was 16.7% compared to 7.4% during the same period last year.

“The third quarter of 2022 proved to be another outstanding quarter for Universal,” stated Universal’s CEO Tim Phillips. “Overall, we experienced double-digit revenue growth and once again reported new all-time highs for operating income and earnings per share, exceeding the records set in each of the first two quarters of the year. Although we experienced downward pressures in our trucking and company-managed brokerage segments, the remarkable third quarter results were driven by strong performances in both our higher-margin intermodal and contract logistics businesses. During the first three quarters of 2022, Universal has more than doubled its net income compared to the same period last year, an accomplishment that I am extremely proud of.”

“As we recognize our current success, we remain laser-focused on Universal’s future,” Phillips continued. “Our growth in the contract logistics space has laid a solid foundation to support Universal’s strategic plan. We have positioned ourselves to capitalize on a strong demand for passenger vehicles while our highly variable cost model somewhat insulates our transactional businesses in a softer freight environment. Although we are facing weakening freight demand and heightened macro concerns, I remain confident in Universal’s ability to navigate the current environment and deliver a solid finish to this record-setting year.”

Segment Information:

Contract Logistics

-	Third Quarter 2022 Operating Revenues: $209.5 million, 33.5% increase
-	Third Quarter 2022 Operating Income: $35.4 million, 16.9% operating margin

In the contract logistics segment, which includes our value-added and dedicated services, third quarter 2022 operating revenues increased $52.6 million, or 33.5% to $209.5 million compared to $156.9 million for the same period last year. At the end of the third quarter 2022, we managed 63 value-added programs compared to 61 such programs at the end of the third quarter 2021, and we increased our dedicated transportation load volumes 11.4% over the same period last year. Included in contract logistics segment revenues were $11.3 million in separately identified fuel surcharges from dedicated transportation services, compared to $5.1 million during the same period last year. In the contract logistics segment, third quarter 2022 income from operations increased $29.4 million to $35.4 million, compared to $6.0 million during the same period last year. Included in the contract logistics segment in the third quarter 2021 were $7.1 million of losses incurred in connection with a previously announced program launch. As a percentage of revenue, operating margin for the third quarter 2022 was 16.9%, compared to 3.8% during the same period last year. The launch losses recorded in the third quarter 2021 adversely impacted this segment’s operating margin by 460 basis points in that period last year.

Intermodal

-	Third Quarter 2022 Operating Revenues: $154.4 million, 27.6% increase
-	Third Quarter 2022 Operating Income: $28.1 million, 18.2% operating margin

Operating revenues in the intermodal segment increased $33.4 million to $154.4 million in the third quarter 2022, compared to $121.0 million for the same period last year. Included in intermodal segment revenues for the recently completed quarter were $26.4 million in separately identified fuel surcharges compared to $13.2 million during the same period last year. Intermodal segment revenues also include other accessorial charges such as detention, demurrage and storage which totaled $31.3 million during the third quarter 2022, compared to $23.3 million one year earlier. The average operating revenue per load, excluding fuel surcharges, increased 35.2%; however, load volumes declined 14.8% year-over-year. Third quarter 2022 income from operations increased $26.2 million to $28.1 million compared to $1.9 million during the same period last year.  Prior year intermodal segment results included legal charges totaling $5.8 million in the third quarter 2021. As a percentage of revenue, operating margin for the third quarter 2022 was 18.2% compared to 1.6% during the same period last year. The third quarter 2021 legal charges adversely impacted intermodal’s operating margin by 480 basis points in that period last year.

Trucking

-	Third Quarter 2022 Operating Revenues: $99.6 million, 7.0% decrease
-	Third Quarter 2022 Operating Income: $4.8 million, 4.8% operating margin

In the trucking segment, third quarter 2022 operating revenues decreased $7.6 million to $99.6 million compared to $107.2 million for the same period last year. Third quarter 2022 trucking segment revenues included $43.1 million of brokerage services, compared to $43.0 million during the same period last year. Also included in our trucking segment revenues for the recently completed quarter were $9.1 million in separately identified fuel surcharges compared to $6.5 million in such surcharges during the same period last year.  On a year-over-year basis, the average operating revenue per load, excluding fuel surcharges, increased 26.6%; however, load volumes declined 30.2% as we rationalized underperforming operations in this segment. Income from operations in the third quarter 2022 decreased $2.0 million to $4.8 million compared to $6.8 million during the same period last year. As a percentage of revenue, operating margin for the third quarter 2022 was 4.8% compared to 6.4% during the same period last year.

Company-managed Brokerage

-	Third Quarter 2022 Operating Revenues: $40.6 million, 31.4% decrease
-	Third Quarter 2022 Operating Income: $1.1 million, 2.7% operating margin

Third quarter 2022 operating revenues in the company-managed brokerage segment decreased $18.6 million to $40.6 million compared to $59.2 million for the same period last year. Company-managed brokerage segment average operating revenue per load, excluding fuel surcharges, decreased 8.2% and load volumes declined 31.0% on a year-over-year basis. Third quarter 2022 income from operations in the company-managed brokerage segment was $1.1 million which compares to $1.8 million one year earlier.  As a percentage of revenue, operating margin for the third quarter 2022 was 2.7% compared to 3.0% during the same period last year.

Cash Dividend

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a cash dividend of $0.105 per share of common stock.  The dividend is payable to shareholders of record at the close of business on December 5, 2022 and is expected to be paid on January 3, 2023.

Other Matters

As of October 1, 2022, Universal held cash and cash equivalents totaling $14.6 million, and $8.6 million in marketable securities. Outstanding debt at the end of the third quarter 2022 was $393.7 million and capital expenditures during the period totaled $48.3 million.

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, October 28, 2022

Call Toll Free:  (877) 270-2148

International Dial-in:  +1 (412) 902-6510

Conference ID:  10171516

A replay of the conference call will be available through November 4, 2022, by calling (877) 344-7529 (toll free) or +1 (412) 317-0088 (toll) and using encore replay code 6817218. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. (“Universal”) is a holding company that owns subsidiaries engaged in providing a variety of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  Our operating subsidiaries provide customers with supply chain solutions that can be scaled to meet their changing demands and volumes. Universal’s consolidated subsidiaries offer customers a broad array of services across the entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services. In this press release, the terms “us,” “we,” “our,” or the “Company” refer to Universal and its consolidated subsidiaries.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “prospect,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in Universal’s reports and filings with the Securities and Exchange Commission. Universal assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
Operating revenues:
Truckload services	$58,107	$65,458	$176,651	$184,040
Brokerage services	83,687	102,229	292,789	301,680
Intermodal services	154,391	121,018	468,869	331,336
Dedicated services	86,613	51,742	241,551	150,099
Value-added services	122,894	105,147	376,875	316,453
Total operating revenues	505,692	445,594	1,556,735	1,283,608

Operating expenses:
Purchased transportation and equipment rent	208,870	212,910	668,216	600,273
Direct personnel and related benefits	127,721	118,371	391,723	336,923
Operating supplies and expenses	44,734	43,811	132,886	113,616
Commission expense	10,632	9,086	31,412	24,980
Occupancy expense	10,150	9,336	30,345	26,905
General and administrative	13,021	10,998	34,625	29,866
Insurance and claims	5,745	7,912	16,925	19,982
Depreciation and amortization	15,048	16,456	58,333	51,880
Total operating expenses	435,921	428,880	1,364,465	1,204,425
Income from operations	69,771	16,714	192,270	79,183
Interest expense, net	(4,490)	(3,000)	(10,842)	(9,089)
Other non-operating income (loss)	(454)	(112)	(324)	6,973
Income before income taxes	64,827	13,602	181,104	77,067
Provision for income taxes	16,347	3,329	45,917	19,534
Net income	$48,480	$10,273	$135,187	$57,533

Earnings per common share:
Basic	$1.84	$0.38	$5.10	$2.14
Diluted	$1.84	$0.38	$5.09	$2.14

Weighted average number of common shares outstanding:
Basic	26,278	26,919	26,533	26,918
Diluted	26,309	26,928	26,551	26,932

Dividends declared per common share:	$0.105	$0.105	$0.315	$0.315

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	October 1, 2022	December 31, 2021
Assets
Cash and cash equivalents	$14,646	$13,932
Marketable securities	8,557	8,031
Accounts receivable - net	384,075	341,398
Other current assets	51,942	57,334
Total current assets	459,220	420,695
Property and equipment - net	377,191	345,583
Other long-term assets - net	362,768	371,213
Total assets	$1,199,179	$1,137,491

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$242,931	$251,550
Debt - net	389,170	427,348
Other long-term liabilities	152,069	156,383
Total liabilities	784,170	835,281
Total shareholders' equity	415,009	302,210
Total liabilities and shareholders' equity	$1,199,179	$1,137,491

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
Contract Logistics Segment:
Number of dedicated transportation loads (a)	152,734	137,127	466,852	449,621
Average number of value-added direct employees	4,968	4,767	5,064	4,377
Average number of value-added full-time equivalents	1,226	1,277	1,384	1,490
Number of active value-added programs	63	61	63	61

Intermodal Segment:
Number of loads	135,800	159,428	435,923	508,352
Average operating revenue per load, excluding fuel surcharges	$726	$537	$706	$500
Average number of tractors	2,269	2,018	2,185	2,008
Number of depots	10	12	10	12

Trucking Segment:
Number of loads	50,614	72,549	154,479	220,938
Average operating revenue per load, excluding fuel surcharges	$1,794	$1,417	$1,799	$1,319
Average number of tractors	896	1,349	899	1,334
Average length of haul	388	376	397	372

Company-Managed Brokerage Segment:
Number of loads (b)	21,141	30,619	68,453	94,510
Average operating revenue per load (b)	$1,659	$1,808	$1,960	$1,807
Average length of haul (b)	608	537	593	558

(a)	Includes shuttle moves.
(b)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
Operating Revenues by Segment:
Contract logistics	$209,507	$156,889	$618,426	$466,552
Intermodal	154,391	121,018	468,869	331,336
Trucking	99,619	107,161	303,649	301,838
Company-managed brokerage	40,615	59,221	160,940	180,758
Other	1,560	1,305	4,851	3,124
Total	$505,692	$445,594	$1,556,735	$1,283,608

Income from Operations by Segment:
Contract logistics	$35,400	$5,976	$88,300	$38,742
Intermodal	28,148	1,935	72,526	16,580
Trucking	4,791	6,830	21,821	18,503
Company-managed brokerage	1,079	1,770	9,097	4,656
Other	353	203	526	702
Total	$69,771	$16,714	$192,270	$79,183

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
	( in thousands)		( in thousands)
EBITDA
Net income	$48,480	$10,273	$135,187	$57,533
Income tax expense	16,347	3,329	45,917	19,534
Interest expense, net	4,490	3,000	10,842	9,089
Depreciation	11,498	12,968	47,658	41,402
Amortization	3,550	3,488	10,675	10,478
EBITDA	$84,365	$33,058	$250,279	$138,036

EBITDA margin (a)	16.7%	7.4%	16.1%	10.8%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.